EXHIBIT 99.1

Press Release

GeoPharma Reports Record Revenues and Record Earnings

Largo, FL –June 26, 2007 – GeoPharma, Inc. (NASDAQ:GORX) today announced its financial results for the fiscal year ended March 31st, 2007. For the year, the Company reported record revenues of $59,792,000 with a net income and earnings per share of $2,206,000 and $.22 per share basic and $.19 per share diluted.

Mihir Taneja, CEO stated, “This was an ending of what was not just another great year, but an exceptionally strong one. This was an extraordinary year financially as well as strategically, as we established important additional platforms for growth in our businesses. Once again, we have proven our abilities to grow our revenue base as well as maintain a profitable company while continuing to invest heavily into our pharmaceutical segments, which are not income producing at this time. We are looking forward to reap the rewards of this investment in the near term. We have built a solid R&D department which has allowed us and will continue to allow us to work on challenging niche drugs that may face little competition. We increased our margins in our core manufacturing business by enhancing our customer mix, manufacturing more efficiently through more automation and reduced raw material cost through volume purchasing efforts. We also implemented a new manufacturing and planning software system which will further improve our manufacturing processes by utilizing a JIT (Just-In-Time) manufacturing process that will reduce inventory on hand along with increased turns of existing inventory. Our distribution business made huge strides this year as well. Our core brand marketed through our wholly owned subsidiary has continued to be market leader in its category. I am excited at the prospect of enhanced distribution along with the launch of additional line extensions and new items. We expect to further increase our brand identity by leveraging on new advertising spots along with our existing national public relations campaign.”

FYE 2007 Financial Summary

•	Total revenues for the fiscal year ended March 31, 2007 grew to $59.8 million, a 20.2% increase compared to the March 31, 2006 fiscal year.

•	Gross profits grew to $16.9 million for the 2007 fiscal year, a 35.4% increase as compared to the 2006 fiscal year .

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Selling, general and administrative (“SGA”) expenses, exclusive of depreciation and amortization, were $14.4 million for fiscal year 2007 as compared to $9.7 million, a 48.7% increase. This increase as compared to the corresponding 2006 period is in part due to the $1.6 million in stock option compensation expense recorded for SFAS

123R, Share-Based Payments that was not required to be recorded by the Company until April 1, 2006, the date of required implementation for the Company; secondarily, increases this fiscal year as compared to the 2006 fiscal year were also attributable to $1.7 million in increases in the Pharmaceutical business segment in addition to higher costs related to non-pharmaceutical legal and accounting and other overall business expansion costs such as advertising and promotion, rents, payrolls and related insurances. Pharmaceutical-related SGA expenses were approximately $3.3 million of the total $14.4 million as compared to the Pharmaceutical business segment’s share of $1.6 million of the prior periods $9.7 million of SGA expenses.

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Research and development (“R&D”) expenditures for the fiscal year totaled approximately $1.5 million all of which was charged as an expense to operations as compared to approximately $500,000 of R&D expense for the fiscal year ended March 31, 2006.

•	GAAP net income for fiscal 2007 was $2.2 million as compared to $1.5 million for fiscal 2006.

•	Comparable Non-GAAP net income, which adds back 123R, for fiscal 2007 was $3.8 million as compared to the fiscal 2006 net income of $1.5 million .

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GAAP EPS for the current year was $0.22 on 9,875,332 shares basic and $0.19 on 13,230,014 diluted shares. Fiscal year 2007 Non-GAAP net income, adding back the stock option compensation expense was $3.8 million, or $0.38 per share basic and $0.31 diluted.

Q4 Financial Summary

•	Total revenues for the fourth quarter ended March 31, 2007 grew to $14.4 million, a 7.9% increase as compared to the fourth quarter ended March 31, 2006.

•	Gross profits were $4.2 million for the March 2007 quarter, a 36.2% increase compared to the March 2006 quarter.

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Research and development (“R&D”) expenditures for the three months ended March 31, 2007 totaled approximately $567,000 all of which was charged as an expense to operations as compared to $252,000 of R&D expense for March 2006 quarter.

•	GAAP net income for the March quarter 2007 was $534,000 as compared to $95,000 in the March quarter 2006.

•	Comparable Non-GAAP net income, which adds back 123R expense, for the March 2007 quarter was $833,000 as compared to the March 2006 quarter net income of $95,000.

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GAAP EPS for the March 2007 quarter was $0.05 basic and diluted. March 2007 quarter Non-GAAP net income, adding back the stock option compensation expense was $833,000, or $0.08 per share basic and $0.07 diluted. March 2006 quarter EPS was $0.01 basic and diluted.

NON-GAAP FINANCIAL MEASURES:

GeoPharma reports net income and earnings per share (EPS) on a GAAP and non-GAAP basis. The non-GAAP measures are described in the section titled “Non-GAAP Financial Measures” and are reconcilable to the corresponding GAAP measures in the accompanying financial tables. The Non-GAAP measures used by the Company and its management are supplements to our consolidated financial statements presented in accordance with US GAAP as required by the SEC. The Non-GAAP financial measures for financial and operational decision making and are used as a tool to measure period to period performance and is not meant to replace the financial information prepared and presented in accordance with GAAP. Our management believes that these Non-GAAP measures exclude certain expenses so to directly indicate our core business segments’ performance and operating results. In addition, these measures also assist our management with internal comparisons to our historical performance and may assist our investors in understanding core business performance.

See the GAAP and Non-GAAP financial tables that follow.

ABOUT GEOPHARMA, INC.

GeoPharma, Inc. is a rapidly growing pharmaceutical company specializing in the manufacturing and distribution of over-the-counter, nutritional, generic drug and functional food products. The company’s growth strategy is to capitalize on its manufacturing expertise to develop high margin generic or novel drugs for niche markets with high barriers to entry. GeoPharma’s competitive advantage lies in its ability to circumvent or overcome the challenges in these markets. For more about GeoPharma, Inc., go to our websites at www.geopharmainc.com, www.onlineihp.com and www.hoodiadexl10.com

CONFERENCE CALL INFORMATION

GeoPharma will host a conference call to discuss results on Tuesday, June 26, 2007 at 11:30 (ET) with CEO, Mihir Taneja and VP/CFO, Carol Dore-Falcone. Interested parties may participate in the conference call by dialing 1-888-713-4205 and entering passcode 70934811, 5 minutes prior to the initiation of the call. A replay of the conference call will be available from 1:30 PM (ET) on June 26 through July 3, by dialing 1-888-286-8010 and entering passcode 29615963.

FORWARD LOOKING STATEMENTS

This press release may contain statements, which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those regarding the company and its subsidiaries’ expectations, intentions, strategies and beliefs pertaining to future performance. All statements contained herein are based upon information available to the company’s management as of the date hereof, and actual results may vary based upon future events, both within and without management’s control. Important factors that could cause such differences are described in the company’s periodic filings with the Securities and Exchange Commission.

GAAP AND NON-GAAP BASIS FINANCIAL TABLES FOLLOW

Contact Information:

GeoPharma

Carol Dore-Falcone, VP/CFO

T: 727-544-8866 x244, E: cdf@onlineihp.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal year ended March 31,
	2007	2006
Total Revenues	$59,792,000	$49,744,000

Gross Profit	$16,868,000	$12,457,000
Stock option compensation expense	$1,582,000	$—
SG&A	$14,004,000	$10,450,000
Other income / (expense), net	$257,000	$280,000
Income tax benefit (expense)	$(343,000)	$(1,081,000)
Preferred Dividends	$300,000	$300,000
Net income (loss) available to common shareholders	$2,206,000	$1,489,000
Basic earnings (loss) per common share outstanding	$0.22	$0.17
Basic weighted average common shares outstanding	9,875,332	9,041,106
Diluted earnings (loss) per common share outstanding	$0.19	$0.14
Diluted weighted average common shares outstanding	13,230,014	12,478,786
EBITDA	$3,640,000	$3,947,000

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THE COMPARABLE GAAP FINANCIAL MEASURE

On April 1, 2006 the Company adopted the provisions of SFAS 123R. To follow is the reconciliation of the generally accepted accounting principles (“GAAP”) basis net income to the non-GAAP measurement of net income as follows:

	For the fiscal year ended March 31,
	2007	2006
Net income:
As reported	$2,206,000	$1,489,000

Add back: 123R compensation expense	$1,582,000	$—
Non-GAAP net income	$3,788,000	$—

Net income per common share:
Basic income (loss) per share:
As reported	$0.22	$0.17

Add back 123R compensation expense	$0.16	$—
Non-GAAP EPS – basic	$0.38	$—

Diluted income (loss) per share:
As reported	$0.19	$0.14

Add back 123R compensation expense included in SGA expense	$0.12	$—
Non-GAAP EPS – diluted	$0.31	$—

The statement of Financial Accounting Standards No. 123R (SFAS 123R), “Share-Based Payment” was required to be adopted by the Company on April 1, 2006. SFAS 123R requires the cost relating to share-

based payment transactions, inclusive of stock options granted to employee and nonemployees, in which an entity exchanges its equity instruments for goods and services now be recognized in the Consolidated Financial Statements as the goods or services are rendered. The cost now required to be recorded as compensation expense within SGA expense, is measured at the fair value of the equity instrument issued. We are no longer permitted to follow the intrinsic value of accounting method under the previous accounting guidance which resulted in no expense for stock options be recognized or recorded when the exercise price was equal to or greater than the fair market value of the underlying stock on the date of grant. Company management believes excluding the impact of SFAS 123R from net income provides meaningful supplemental information regarding our financial results for the fiscal year ended March 31, 2007 as compared to the same fiscal 2006 period since our Consolidated Financial Statements issued prior to April 1, 2006 did not, and will not change as a result of adopting SFAS 123R. There was no change in our previously issued consolidated financial statements because we elected the modified prospective transition method. The Company believes that this financial information is useful to management and to investors in assessing GeoPharma’s historical performance and year-over-year growth and when we are planning, forecasting and analyzing future periods For additional information, see the Company’s March 31, 2007 Form 10-K that will be filed by June 29, 2007.